Exhibit 99.1

For editorial information:

Catherine Maxey

Trinseo LLC

cmaxey@trinseo.com

+1-610-240-3333 (o)

+1-989-615-6987 (m)

FOR IMMEDIATE RELEASE

Trinseo CFO Feenan to Depart Company

CEO Chris Pappas will serve as interim CFO

BERWYN, PA., U.S.A. – November 18, 2015 – Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex and rubber, announced via an 8-K filing today that John A. Feenan, Executive Vice President and Chief Financial Officer, has elected to leave the Company to pursue other opportunities, effective December 31, 2015.

Effective immediately, Christopher D. Pappas, President and Chief Executive Officer, will serve as interim Chief Financial Officer until a replacement has been selected. Feenan will continue to assist the Company in an advisory capacity for the remainder of 2015.

“John has made substantial contributions to Trinseo during his four years as CFO, building a strong Finance team that completed the company’s debt refinancing and IPO, resulting in a strong capital structure and record EBITDA and cash flow this year,” said Pappas.  “I want to thank John and wish him all the best on his future endeavours.”

About Trinseo

Trinseo is a leading global materials company and manufacturer of plastics, latex and rubber, dedicated to collaborating with customers to deliver innovative and sustainable solutions. Trinseo’s technology is used by customers in industries such as home appliances, automotive, building & construction, carpet, consumer electronics, consumer goods, electrical & lighting, medical, packaging, paper & paperboard, rubber goods and tires. Trinseo had approximately $5.1 billion in revenue in 2014, with 19 manufacturing sites around the world, and approximately 2,100 employees. More information can be found on Trinseo’s website. Formerly known as Styron, Trinseo completed its renaming process in the first quarter of 2015.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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